Exhibit 10.25
ADDENDUM #1
     ADDENDUM #1 made this 18th day of January 2005, between REGENCY PARK CORPORATION, a North Carolina corporation having its principal place of business in Cary, North Carolina (the “Landlord”) and CORNERSTONE BIOPHARMA, INC, a Nevada corporation having its principal place of business in Cary, North Carolina (the “Tenant”).
W I T N E S S E T H:
     WHEREAS, the Landlord and Tenant entered into a written Lease Agreement dated August 11, 2004, (the “Lease”), whereby the Landlord leased to the Tenant certain premises (the “Premises”) in the building commonly known as 2000 Regency Parkway, Cary, North Carolina (herein called the “Building”) and which Premises are more particularly described below in Paragraph 3; and
WHEREAS, the Tenant and Landlord wish to expand the Tenant’s Premises in the Building.
     NOW, THEREFORE, in consideration of the Premises and of the mutual agreements hereinafter set forth, it is hereby mutually agreed as follows:
1.	The terms and conditions of Addendum #1 shall commence and become effective on February 15, 2005.

2.	ANNUAL RENTAL: Tenant agrees to pay Landlord, at Landlord’s address, 2000 Regency Parkway, Suite 111, Cary, North Carolina 27511, or at such other place as Landlord may designate in writing, without demand, deduction, credit or setoff and in lawful money of the United States of America. Commencing February 15, 2005, rental shall be changed as follows:

Rental of One Hundred Forty-Nine Thousand One Hundred Twelve Dollars ($149,112.00) per year (“Annual Rent”), payable in equal monthly installments of Twelve Thousand Four Hundred Twenty-Six and 00/100 Dollars ($12,426.00), in advance, on or before the first day of each calendar month during the Term; commencing on February 15, 2005, and continuing through January 31, 2006, provided, however, that if the term commences on a date other than the first day of a calendar month, rent shall be prorated for the fractional month at the beginning of the term and paid on the date the term commences; and in that event, rent for the fractional month at the end of the term shall also be prorated.

Rental of One Hundred Fifty-Three Thousand Thirty-Six Dollars ($153,036.00) per year (“Annual Rent”), payable in equal monthly installments of Twelve Thousand Seven Hundred Fifty-Three and 00/100 Dollars ($12,753.00), in advance, on or before the first day of each calendar month during the term; commencing on February 1, 2006, and continuing through January 31, 2007, provided, however, that if the term of this Lease commences on a date other than the first day of a calendar month, rent shall be prorated for the fractional month at the beginning of the term and paid on the date the term commences; and in that event, rent for the fractional month at the end of the Term shall also be prorated.

Rental of One Hundred Fifty-Six Thousand Nine Hundred Sixty Dollars ($156,960.00) per year (“Annual Rent”), payable in equal monthly installments of Thirteen Thousand Eighty and 00/100 Dollars ($13,080.00), in advance, on or before the first day of each calendar month during the term; commencing on February 1, 2007, and continuing through January 31, 2008, provided, however, that if the term commences on a date other than the first day of a calendar month, rent shall be prorated for the fractional month at the beginning of the term and paid on the date the term commences; and in that event, rent for the fractional month at the end of the term shall also be prorated.

Rental of One Hundred Sixty Thousand Eight Hundred Eighty-Four and 00/100 Dollars ($160,884.00) per year (“Annual Rent”), payable in equal monthly installments of Thirteen Thousand Four Hundred Seven and 00/100 Dollars ($13,407.00), in advance, on or before the first day of each calendar month during the term; commencing on February 1, 2008, and continuing through January 31, 2009, provided, however, that if the term commences on a date other than the first day of a calendar month, rent shall be prorated for the fractional month at the beginning of the term and paid on the date the term commences; and in that event, rent for the fractional month at the end of the term shall also be prorated.

3.	PREMISES: The Premises are designated as Suite 255 consisting of Seven Thousand Eight Hundred Forty-Eight (7,848) square feet and are shown on Exhibit A-1 attached hereto.

4.	The adjustment for Operating Expenses as shown in Section 2.02.01 of the Lease Agreement shall reflect the proportionate share as four and ninety-four one-hundredths of one percent (4.94%) effective February 15, 2005.

5.	The rental adjustment for Real Estate Taxes as shown in Section 2.02.02 of the Lease Agreement shall reflect the Tenant’s proportionate share as four and ninety-four one-hundredths of one percent (4.94%) effective February 15, 2005.

6.	FIT-UP: The Landlord, at its cost, shall finish the additional premises in accordance with the plans provided by IS Design dated January 27, 2005, and agreed to between Landlord and Tenant. The Landlord shall not be responsible for any Tenant furniture, fixtures or equipment, including, but not limited to data communication wiring or installation thereof.

7.	SECURITY DEPOSIT: Security Deposit to be Twelve Thousand Four Hundred Twenty-Six and 00/100 Dollars ($12,426.00), payable upon execution of Addendum #1, in accordance with Section 2.03 of the Lease.

8.	All other terms and conditions of the Lease Agreement shall prevail as is, except those modified by this Addendum #1.

     IN WITNESS WHEREOF, this instrument has been duly executed by the parties hereto as of the day and year first above written.

REGENCY PARK CORPORATION Landlord
By:	/s/ Eric M. Salomon
Eric M. Salomon
Vice President

Corporate Seal ATTEST:
/s/ Angela Barton
Angela Barton
Assistant Secretary

CORNERSTONE BIOPHARMA, INC Tenant
By:	/s/ Chenyqua Baldwin
Chenyqua Baldwin
Chief Financial Officer

WITNESS
/s/ Adrienne Shields

Exhibit A-1